Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS RECORD THIRD QUARTER RESULTS
UPDATES 2015 GUIDANCE AND PROVIDES PRELIMINARY 2016 OUTLOOK

Third Quarter Year-over-year Highlights:

•	Net revenues increased 10.3% to $38.6 billion

•	Operating profit increased 3.8% to $2.3 billion, including the effect of acquisition-related transaction and integration costs of $127 million

•	GAAP diluted EPS from continuing operations of $1.10

•	Adjusted EPS of $1.29, excluding any acquisition-related items, at higher end of $1.27-$1.30 guidance range

•
Adjusted EPS of $1.28, an increase of 11.5%, including 1 cent of acquisition-related dilution from the net effect of the July 2015 debt financing and the inclusion of Omnicare's operations; excluding acquisition-related transaction and integration costs

Year-to-date Highlights:

•	Generated free cash flow of approximately $3.4 billion

•	Cash flow from operations of approximately $4.8 billion

Narrowed 2015 Guidance by raising low end of range:

•
Full year Adjusted EPS of $5.14 to $5.18, including Omnicare operations and the debt financing and excluding acquisition-related bridge financing, transaction and integration costs; GAAP diluted EPS from continuing operations of $4.69 to $4.73

•
Fourth quarter Adjusted EPS guidance of $1.51 to $1.55, including Omnicare operations and the debt financing and excluding acquisition-related transaction and integration costs; GAAP diluted EPS from continuing operations of $1.41 to $1.45

•	Confirmed full year free cash flow of $5.9 to $6.2 billion; cash flow from operations of $7.6 to $7.9 billion

2016 Preliminary Outlook:

•	Full year 2016 preliminary Adjusted EPS expected to increase 10% to 14% to $5.68 to $5.88, in line with the Company's five-year growth targets

WOONSOCKET, RHODE ISLAND, October 30, 2015 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2015.

Changes in Segment Definition

As a result of the acquisition of Omnicare, Inc. (“Omnicare”), which closed August 18, 2015, the segments of CVS Health Corporation (the “Company”) have been expanded. The Company’s Pharmacy Services Segment now also includes the specialty pharmacy operations of Omnicare. The Company’s Retail Pharmacy Segment now also includes the long-term care (“LTC”) operations, as well as the commercialization services, supply chain solutions and patient support services of Omnicare, and has been renamed the “Retail/LTC Segment.” The LTC operations include providing the distribution of pharmaceuticals, related pharmacy consulting and other ancillary services to chronic care facilities and other care settings. The Company’s Corporate Segment now also includes certain aspects of Omnicare's corporate expenses.

Revenues

Net revenues for the three months ended September 30, 2015, increased 10.3%, or $3.6 billion, to $38.6 billion compared to the three months ended September 30, 2014. Revenues in the Pharmacy Services Segment increased 13.3%, or $3.0 billion, to $25.5 billion in the three months ended September 30, 2015. The increase was primarily driven by growth in specialty pharmacy and pharmacy network claims. Pharmacy network claims processed during the three months ended September 30,

2015, increased 9.3% to 229 million, compared to 210 million in the prior year. The increase in pharmacy network claim volume was primarily due to net new business as well as growth in Managed Medicaid. Mail choice claims processed during the three months ended September 30, 2015, increased 5.6% to 21.9 million, compared to 20.7 million in the prior year. The increase in mail choice claims was driven by specialty and continued adoption of our Maintenance Choice® offerings.

Revenues in the Retail/LTC Segment increased 6.9%, or $1.2 billion, to $17.9 billion in the three months ended September 30, 2015. Approximately half of the increase was driven by the addition of LTC operations acquired as part of the Omnicare acquisition in August 2015. Same store sales for the retail drugstores increased 1.7% versus the third quarter of last year, with pharmacy same store sales up 4.6% and pharmacy same store prescription volumes up 4.4% on a 30-day equivalent basis. Pharmacy same store sales were negatively affected by approximately 450 basis points from recent generic drug introductions. Front store same store sales declined 5.8%. Front store same store sales would have been approximately 490 basis points higher if tobacco and the estimated associated basket sales were excluded from the three months ended September 30, 2014. Front store same store sales were negatively affected by softer customer traffic, partially offset by an increase in basket size.

For the three months ended September 30, 2015, the generic dispensing rate increased approximately 130 basis points to 83.8% in the Pharmacy Services Segment and increased approximately 140 basis points to 84.8% in the Retail/LTC Segment.

Operating Profit and Income from Continuing Operations

For the three months ended September 30, 2015, operating profit increased by $75 million in the Pharmacy Services Segment and by $116 million in the Retail/LTC Segment. Excluding acquisition-related transaction and integration costs, the Pharmacy Services Segment grew 7.0% and the Retail/LTC Segment grew 8.4%(1). Both segments benefited from the Omnicare acquisition, increased generic drugs dispensed and favorable purchasing economics. The Pharmacy Services Segment was also positively affected by growth in specialty pharmacy and pharmacy network volume, partially offset by price compression. The Retail/LTC Segment was also positively affected by increased sales and an improved front store margin rate, partially offset by continued reimbursement pressure. The Corporate Segment includes $115 million of acquisition-related transaction and integration costs for the three months ended September 30, 2015, related to the acquisition of Omnicare and the proposed acquisition of the pharmacies and clinics of Target Corporation (“Target”).

Income from continuing operations for the three months ended September 30, 2015 was $1.2 billion, including the effect of $16 million of pre-tax acquisition-related bridge financing costs as well as the transaction and integration costs discussed above (an aggregate of $0.10 per diluted share). Income from continuing operations for the three months ended September 30, 2014 was $0.9 billion, including a $521 million pre-tax loss ($0.27 per diluted share) on the early extinguishment of debt.

GAAP diluted earnings per share (“EPS”) from continuing operations for the three months ended September 30, 2015 and 2014 was $1.10 and $0.81, respectively, which includes the acquisition-related bridge financing, transaction and integration costs in 2015 and the loss on early extinguishment of debt in 2014.

Adjusted EPS for the three months ended September 30, 2015 and 2014, was $1.18 and $0.88, respectively. Adjusted EPS in the three months ended September 30 excludes $160 million and $126 million in 2015 and 2014, respectively, of intangible asset amortization related to acquisition activity. Adjusting for any acquisition-related items and the loss on early extinguishment of debt in 2014, Adjusted EPS was $1.29, at the higher end of the Company’s $1.27 to $1.30 guidance range. The inclusion of Omnicare’s operations midway through the third quarter, which nearly offset the dilution from the July 2015 debt financing, resulted in one cent of net dilution in the quarter. Neither of these items were included in prior guidance given the uncertainty around the timing of the close of the acquisition of Omnicare. Including the one cent of net dilution, Adjusted EPS increased 11.5% to $1.28 for the three months ended September 30, 2015.

President and Chief Executive Officer Larry Merlo stated, “I’m very pleased to report third quarter results that are at the higher end of our expectations. We delivered solid revenue and operating profit growth across our businesses, and we continue to expect significant growth in the fourth quarter, rounding out another terrific year for our company. Year to date, we generated $3.4 billion of free cash, and we are on pace to return more than $6 billion to our shareholders through dividends and share repurchases in 2015.”

Mr. Merlo continued, “The third quarter included the closing of the Omnicare acquisition in mid-August, and we are very optimistic about the potential that this long-term care business creates for us. It provides a new pharmacy dispensing channel, enhancing our ability to provide continuity of care for patients as they transition through the health care system. At the same time, we look forward to closing the Target pharmacy acquisition, which will enable us to reach more patients, add a new retail

(1)
Excluding $12 million of acquisition-related integration costs, operating profit for the Retail/LTC Segment increased $128 million, or 8.4%, from $1,527 million for the three months ended September 30, 2014 to $1,655 million for the three months ended September 30, 2015.

channel for our unique offerings, and expand convenient options for consumers. These acquisitions reinforce our progress on our established long-term targets.”

Guidance

Given the solid performance this quarter and the closing of the acquisition of Omnicare, the Company narrowed guidance for the full year 2015 by raising the low end, and now expects to deliver Adjusted EPS of $5.14 to $5.18, up from $5.11 to $5.18 and GAAP diluted EPS of $4.69 to $4.73, up from $4.64 to $4.71. This Adjusted EPS guidance includes Omnicare's operations and the July 2015 debt financing and excludes the affect of acquisition-related bridge financing, transaction and integration costs that have been recorded and that are expected in the fourth quarter. The Company continues to expect to deliver 2015 free cash flow of $5.9 billion to $6.2 billion, and 2015 cash flow from operations of $7.6 billion to $7.9 billion.

For the fourth quarter of 2015, the Company expects to deliver Adjusted EPS of $1.51 to $1.55, excluding any acquisition-related transaction and integration costs, and GAAP diluted EPS from continuing operations of $1.41 to $1.45.

2016 Preliminary Outlook

For the year ending 2016, the Company provided a preliminary outlook that reflects 10% to 14% growth in Adjusted EPS to a range of $5.68 to $5.88. This range is in line with the five-year growth targets the Company provided at its Analyst Day in December of 2013 for the years 2013 through 2018. At that time, the Company stated and has since re-iterated that it expects to grow its Adjusted EPS at a compounded annual rate of 10% to 14% for the five-year period. This outlook for 2016 reflects growth from 2013 through 2016 at a compounded annual rate of 13% to 14%, at the higher end of the five-year targets.

Retail Drugstore Real Estate Program

During the three months ended September 30, 2015, the Company opened 43 new retail drugstores and closed two retail drugstores. In addition, the Company relocated 11 retail drugstores. As of September 30, 2015, the Company operated 7,911 retail drugstores in 44 states, the District of Columbia, Puerto Rico and Brazil.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 7,900 retail drugstores, more than 1,000 walk-in medical clinics, a leading pharmacy benefits manager with more than 70 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
 — Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2015	2014	2015	2014

Net revenues	$38,644	$35,021	$112,144	$102,312
Cost of revenues	31,983	28,553	92,917	83,578
Gross profit	6,661	6,468	19,227	18,734
Operating expenses	4,330	4,222	12,502	12,256
Operating profit	2,331	2,246	6,725	6,478
Interest expense, net	261	153	562	469
Loss on early extinguishment of debt	—	521	—	521
Income before income tax provision	2,070	1,572	6,163	5,488
Income tax provision	833	624	2,433	2,165
Income from continuing operations	1,237	948	3,730	3,323
Income from discontinued operations, net of tax	10	—	10	—
Net income	1,247	948	3,740	3,323
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Net income attributable to CVS Health	$1,246	$948	$3,739	$3,323

Income from continuing operations:
Income from continuing operations	$1,237	$948	$3,730	$3,323
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Income from continuing operations attributable to CVS Health	$1,236	$948	$3,729	$3,323

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$1.10	$0.82	$3.31	$2.84
Income from discontinued operations attributable to CVS Health	$0.01	$—	$0.01	$—
Net income attributable to CVS Health	$1.11	$0.82	$3.32	$2.84
Weighted average basic shares outstanding	1,114	1,157	1,122	1,167

Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$1.10	$0.81	$3.28	$2.82
Income from discontinued operations attributable to CVS Health	$0.01	$—	$0.01	$—
Net income attributable to CVS Health	$1.11	$0.81	$3.29	$2.82
Weighted average diluted shares outstanding	1,121	1,164	1,130	1,175
Dividends declared per share	$0.350	$0.275	$1.050	$0.825

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
In millions, except per share amounts	2015	2014
Assets:
Cash and cash equivalents	$2,890	$2,481
Short-term investments	121	34
Accounts receivable, net	12,804	9,687
Inventories	13,282	11,930
Deferred income taxes	1,077	985
Other current assets	579	866
Total current assets	30,753	25,983
Property and equipment, net	9,494	8,843
Goodwill	37,135	28,142
Intangible assets, net	13,504	9,774
Other assets	1,476	1,445
Total assets	$92,362	$74,187

Liabilities:
Accounts payable	$7,064	$6,547
Claims and discounts payable	7,283	5,404
Accrued expenses	6,636	5,816
Short-term debt	—	685
Current portion of long-term debt	451	575
Total current liabilities	21,434	19,027
Long-term debt	26,771	11,630
Deferred income taxes	5,449	4,036
Other long-term liabilities	1,528	1,531
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,698 shares issued and 1,110 shares outstanding at September 30, 2015 and 1,691 shares issued and 1,140 shares
outstanding at December 31, 2014	17	17
Treasury stock, at cost: 587 shares at September 30, 2015 and 550 shares at December 31,
2014	(27,899)	(24,078)
Shares held in trust: 1 share at September 30, 2015 and December 31, 2014	(31)	(31)
Capital surplus	31,005	30,418
Retained earnings	34,398	31,849
Accumulated other comprehensive income (loss)	(316)	(217)
Total CVS Health shareholders’ equity	37,174	37,958
Noncontrolling interest	6	5
Total shareholders’ equity	37,180	37,963
Total liabilities and shareholders’ equity	$92,362	$74,187

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2015	2014
Cash flows from operating activities:
Cash receipts from customers	$108,324	$95,816
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(89,530)	(77,067)
Cash paid to other suppliers and employees	(11,240)	(11,267)
Interest received	15	11
Interest paid	(423)	(458)
Income taxes paid	(2,305)	(2,321)
Net cash provided by operating activities	4,841	4,714

Cash flows from investing activities:
Purchases of property and equipment	(1,490)	(1,436)
Proceeds from sale-leaseback transactions	34	328
Proceeds from sale of property and equipment and other assets	28	8
Acquisitions (net of cash acquired) and other investments	(9,503)	(2,392)
Purchase of available-for-sale investments	(184)	(161)
Sale or maturity of available-for-sale investments	115	119
Net cash used in investing activities	(11,000)	(3,534)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(685)	775
Proceeds from issuance of long-term debt	14,808	1,483
Repayments of long-term debt	(2,898)	(3,086)
Dividends paid	(1,185)	(971)
Proceeds from exercise of stock options	277	378
Excess tax benefits from stock-based compensation	132	89
Repurchase of common stock	(3,871)	(2,801)
Other	(2)	—
Net cash provided by (used in) financing activities	6,576	(4,133)
Effect of exchange rates on cash and cash equivalents	(8)	(4)
Net increase (decrease) in cash and cash equivalents	409	(2,957)
Cash and cash equivalents at the beginning of the period	2,481	4,089
Cash and cash equivalents at the end of the period	$2,890	$1,132

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,740	$3,323
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,510	1,442
Stock-based compensation	175	121
Loss on early extinguishment of debt	—	521
Deferred income taxes and other non-cash items	(184)	(64)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(2,530)	(1,872)
Inventories	(893)	(449)
Other current assets	591	(160)
Other assets	(13)	(19)
Accounts payable and claims and discounts payable	2,038	1,222
Accrued expenses	523	676
Other long-term liabilities	(116)	(27)
Net cash provided by operating activities	$4,841	$4,714

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision and other, which is comprised of earnings allocated to participating securities, less net income attributable to noncontrolling interest, divided by the weighted average diluted shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2015	2014	2015	2014
Income before income tax provision(1)(2)	$2,070	$1,572	$6,163	$5,488
Amortization	160	126	419	391
Adjusted income before income tax provision	2,230	1,698	6,582	5,879
Adjusted income tax provision and other(3)	902	678	2,617	2,332
Adjusted net income	1,328	1,020	3,965	3,547
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Adjusted income from continuing operations attributable to
CVS Health	$1,327	$1,020	$3,964	$3,547

Weighted average diluted shares outstanding	1,121	1,164	1,130	1,175
Adjusted earnings per share	$1.18	$0.88	$3.51	$3.02
Adjustments:
Add back: Per share acquisition-related bridge financing costs(1)	0.01	—	0.03	—
Add back: Per share acquisition-related transaction and integration costs(1)	0.09	—	0.09	—
Add back: Per share loss on early extinguishment of debt(2)		0.27		0.27
Adjusted earnings per share (excluding acquisition-related bridge financing, transaction and integration costs, and loss on early extinguishment of debt)(4)	$1.28	$1.15	$3.63	$3.29

(1)
The results of operations for the three months ended September 30, 2015, include acquisition-related bridge financing costs of $16 million, and acquisition-related transaction and integration costs of $127 million. The results of operations for the nine months ended September 30, 2015, include acquisition-related bridge financing costs of $52 million, and acquisition-related transaction and integration costs of $147 million. The costs relate to the acquisition of Omnicare and the proposed acquisition of the pharmacies and clinics of Target. The effect of removing the impact of these items changed the adjusted income tax rate from 40.2% to 39.3% for the three months ended September 30, 2015, and from 39.5% to 39.2% for the nine months ended September 30, 2015. The total effect of these items is approximately $0.10 and $0.12 for the three and nine months ended September 30, 2015, respectively. Excluding these items, Adjusted EPS for the three and nine months ended September 30, 2015 was $1.28 and $3.63, respectively, an increase of 11.5% and 10.5%, respectively, from the prior year.

(2)
Includes a $521 million loss on early extinguishment of debt (approximately $0.27 per share) during the three and nine months ended September 30, 2014. Excluding the loss, Adjusted EPS for the three and nine months ended September 30, 2014 was $1.15 and $3.29, respectively.

(3)
The adjusted income tax provision is computed using the effective income tax rate computed from the condensed consolidated statement of income. “Other” includes earnings allocated to participating securities of $6 million and $4 million for the three months ended September 30, 2015 and 2014, respectively, and $18 million and $13 million for the nine months ended September 30, 2015 and 2014, respectively.

(4)
Excluding the factors described in footnote (1) above, the addition of Omnicare's operations midway through the third quarter was accretive, while the debt financing in July 2015 was dilutive. These two factors together were one cent dilutive to Adjusted EPS for the three and nine months ended September 30, 2015. Without the one cent dilution, Adjusted EPS would have been $1.29, an increase of 12.5% from the prior year.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Nine Months Ended September 30,
In millions	2015	2014

Net cash provided by operating activities(1)	$4,841	$4,714
Subtract: Additions to property and equipment	(1,490)	(1,436)
Add: Proceeds from sale-leaseback transactions	34	328
Free cash flow	$3,385	$3,606

(1)
Cash provided by operating activities for the nine months ended September 30, 2015 includes $52 million of pre-tax acquisition-related bridge financing costs ($32 million after-tax) and $147 million of pre-tax acquisition-related transaction and integration costs ($90 million after-tax).

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail/LTC Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
September 30, 2015:
Net revenues	$25,528	$17,912	$—	$(4,796)	$38,644
Gross profit	1,468	5,373	—	(180)	6,661
Operating profit (loss)(3)	1,162	1,643	(309)	(165)	2,331
September 30, 2014:
Net revenues	22,534	16,749	—	(4,262)	35,021
Gross profit	1,403	5,237	—	(172)	6,468
Operating profit (loss)	1,087	1,527	(196)	(172)	2,246
Nine Months Ended
September 30, 2015:
Net revenues	73,849	52,105	—	(13,810)	112,144
Gross profit	3,735	15,990	—	(498)	19,227
Operating profit (loss)(3)	2,837	5,050	(712)	(450)	6,725
September 30, 2014:
Net revenues	64,566	50,100	—	(12,354)	102,312
Gross profit	3,533	15,719	—	(518)	18,734
Operating profit (loss)	2,605	4,982	(591)	(518)	6,478

(1)         Net revenues of the Pharmacy Services Segment include approximately $2.1 billion and $1.9 billion of retail co-payments for the three months ended September 30, 2015 and 2014, respectively, as well as $6.8 billion and $6.1 billion of retail co-payments for the nine months ended September 30, 2015 and 2014, respectively.

(2)
Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at retail stores to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at a retail drugstore instead of receiving them through the mail, or when members have prescriptions filled at long-term care facilities. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)
The Corporate Segment operating loss includes $115 million and $135 million of acquisition-related transaction and integration costs for the three and nine months ended September 30, 2015, respectively.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2015	2014	2015	2014

Net revenues	$25,528	$22,534	$73,849	$64,566
Gross profit	1,468	1,403	3,735	3,533
Gross profit % of net revenues	5.8%	6.2%	5.1%	5.5%
Operating expenses	306	316	898	928
Operating expense % of net revenues	1.2%	1.4%	1.2%	1.4%
Operating profit	1,162	1,087	2,837	2,605
Operating profit % of net revenues	4.6%	4.8%	3.8%	4.0%
Net revenues:
Mail choice(2)	$9,735	$8,054	$27,592	$22,641
Pharmacy network(1)(3)	15,716	14,420	46,043	41,748
Other	77	60	214	177
Pharmacy claims processed:
Total	251.0	230.3	752.3	689.1
Mail choice(2)	21.9	20.7	63.5	61.1
Pharmacy network(1)(3)	229.1	209.6	688.8	628.0
Generic dispensing rate:
Total	83.8%	82.5%	83.7%	82.3%
Mail choice(2)	76.5%	75.0%	76.3%	74.5%
Pharmacy network(1)(3)	84.5%	83.2%	84.4%	83.1%
Mail choice penetration rate	21.1%	21.7%	20.5%	21.5%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice®, which are included within the mail choice category.

(2)
Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims inclusive of Specialty Connect® claims filled at retail, as well as prescriptions filled at retail under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail and specialty pharmacies, including our retail drugstores and long-term care pharmacies, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2015	2014	2015	2014

Net revenues	$17,912	$16,749	$52,105	$50,100
Gross profit	5,373	5,237	15,990	15,719
Gross profit % of net revenues	30.0%	31.3%	30.7%	31.4%
Operating expenses	3,730	3,710	10,940	10,737
Operating expense % of net revenues	20.8%	22.1%	21.0%	21.4%
Operating profit	1,643	1,527	5,050	4,982
Operating profit % of net revenues	9.2%	9.1%	9.7%	9.9%
Prescriptions filled (90 Day = 3 Rx) (1)	258.7	233.7	744.1	691.1
Net revenue increase (decrease):
Total	6.9%	3.1%	4.0%	3.5%
Pharmacy	10.4%	5.3%	7.0%	5.0%
Front store	(2.4)%	(3.7)%	(3.7)%	(1.6)%
Total prescription volume (90 Day = 3 Rx) (1)	10.7%	6.4%	7.7%	4.6%
Same store increase (decrease)(2):
Total sales	1.7%	2.0%	1.1%	2.3%
Pharmacy sales	4.6%	4.8%	4.3%	4.5%
Front store sales(3)	(5.8)%	(4.5)%	(6.6)%	(2.9)%
Prescription volume (90 Day = 3 Rx) (1)	4.4%	5.1%	4.8%	3.7%
Generic dispensing rate	84.8%	83.3%	84.7%	83.3%
Pharmacy % of total revenues	74.1%	71.8%	72.5%	70.5%

(1)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(2)	Same store sales and prescriptions exclude revenues from MinuteClinic®, and revenue and prescriptions from stores in Brazil, LTC operations and from commercialization services.

(3)
Front store same store sales would have been approximately 490 and 690 basis points higher for the three and nine months ended September 30, 2015, respectively, if tobacco and the estimated associated basket sales were excluded from the three and nine months ended September 30, 2014.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2015

Income before income tax provision(1)(2)	$8,759	$8,834
Amortization	608	608
Adjusted income before income tax provision	9,367	9,442
Adjusted income tax provision and other(3)	3,717	3,747
Adjusted income from continuing operations	5,650	5,695
Net income attributable to noncontrolling interest	(2)	(2)
Adjusted net income	$5,648	$5,693

Weighted average diluted shares outstanding	1,126	1,126
Adjusted earnings per share	$5.02	$5.06
Adjustments for acquisition-related costs:
Add back: Per share bridge financing, transaction and integration costs recorded during the nine months ended September 30, 2015(1)	0.12	0.12
Adjusted earnings per share (excluding acquisition-related bridge financing, transaction and integration costs)(4)	$5.14	$5.18

In millions, except per share amounts	Three Months Ending December 31, 2015

Income before income tax provision(2)	$2,595	$2,670
Amortization	189	189
Adjusted income before income tax provision	2,784	2,859
Adjusted income tax provision and other(3)	1,100	1,130
Adjusted income from continuing operations	1,684	1,729
Net income attributable to noncontrolling interest	(1)	(1)
Adjusted net income	$1,683	$1,728

Weighted average diluted shares outstanding	1,114	1,114
Adjusted earnings per share(4)	$1.51	$1.55

(1)
During the nine months ended September 30, 2015, the Company recorded $52 million of acquisition-related bridge financing costs, and $147 million of acquisition-related transaction and integration costs related to the acquisition of Omnicare and the proposed acquisition of the pharmacies and clinics of Target. The total effect of these costs and the related impact on the income tax rate was approximately $0.12 per diluted share.

(2)
Excludes acquisition-related transaction and integration costs for the acquisition of Omnicare and the proposed acquisition of the pharmacies and clinics of Target for the period from October 1, 2015 through December 31, 2015.

(3)	The adjusted income tax provision is computed using the effective income tax rate from the consolidated statement of income. Other includes earnings allocated to participating securities.

(4)
Depending on the timing of the close of the proposed acquisition of the pharmacies and clinics of Target, there could be approximately $0.02 per diluted share of additional acquisition-related transaction costs.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2015

Net cash provided by operating activities(1)	$7,550	$7,949
Subtract: Additions to property and equipment	(2,300)	(2,200)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,850	$6,249

(1)
Cash provided by operating activities for the year ending December 31, 2015 includes $52 million of pre-tax acquisition-related financing costs ($32 million after-tax) and an estimate of acquisition-related transaction and integration costs through the end of 2015.